UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

CHATHAM LODGING TRUST

(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 216 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)

(561) 802-4477

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A amends and supplements the registrant’s Form 8-K, as filed on October 28, 2011, to include historical financial statements and unaudited pro forma financial information required by Item 9.01 (a) and (b).

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Combined financial statements for the Innkeepers Portfolio:

Report of Independent Certified Public Accountants

Combined Balance Sheets as of September 30, 2011 (Unaudited) and December 31, 2010 and 2009

Combined Statements of Operations for the nine-month periods ended September 30, 2011 and 2010 (Unaudited), and for the years ended December 31, 2010, 2009 and 2008

Combined Statements of Owner’s Equity (deficit) for the nine-month period ended September 30, 2011 (Unaudited), and for the years ended December 31, 2010, 2009 and 2008.

Combined Statements of Cash Flows for the nine-month periods ended September 30, 2011 and 2010 (Unaudited), and for the years ended December 31, 2010, 2009 and 2008

Notes to Combined Financial Statements

(b)	Pro Forma Financial Information.

Chatham Lodging Trust

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2011

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2011

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2010

(c)	Exhibits.

Exhibit Number	Description
23.1	Consent of PricewaterhouseCoopers LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

Date: January 6, 2012	By:	/s/ Dennis M. Craven
Dennis M. Craven Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of PricewaterhouseCoopers LLP

INNKEEPERS PORTFOLIO

(Debtor-in-Possession)

Unaudited Condensed Combined—Financial Statements

SEPTEMBER 30, 2011

Innkeepers Portfolio

(Debtor in Possession)

Condensed Combined Balance Sheets

(in thousands)

	September 30, 2011 (unaudited)	December 31, 2010
ASSETS
Investment in hotel properties, net	$987,730	$982,115
Cash and cash equivalents	10,734	9,007
Restricted cash	14,469	43,547
Hotel receivable, (net of allowance for doubtful accounts of $386 and $308, respectively)	5,163	3,668
Deferred costs, net	6,615	10,032
Prepaid expenses and other assets	2,495	5,345

Total assets	$1,027,206	$1,053,714

LIABILITIES AND OWNER’S EQUITY
Debt	$55,914	$49,234
Accounts payable and accrued expenses	22,064	21,480
Liabilities subject to compromise	1,158,449	1,175,803

Total liabilities	1,236,427	1,246,517
Owner’s Equity (Deficit):
Owner’s equity (deficit)	(209,221)	(192,803)

Total owner’s equity (deficit)	(209,221)	(192,803)

Total liabilities and owner’s equity (deficit)	$1,027,206	$1,053,714

The accompanying notes are an integral part of these condensed combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Condensed Combined Statements of Operations (Unaudited)

(in thousands)

	For the Nine Months Ended September 30, 2011	For the Nine Months Ended September 30, 2010
Revenue:
Hotel operating revenue:
Room	$182,413	$178,265
Other	13,375	13,176

Total revenue	195,788	191,441

Expenses:
Hotel operating expenses:
Room	39,300	37,334
Other	78,399	75,116

Total hotel operating expenses	117,699	112,450
Depreciation and amortization	34,729	38,761
Property taxes and insurance	10,853	11,356
General and administrative	6,131	5,939

Total operating expenses	169,412	168,506

Operating income	26,376	22,935
Interest and other income	35	93
Interest expense, including amortization of deferred fees	(4,854)	(50,520)

Income (loss) before reorganization expense	21,557	(27,492)
Reorganization expense	42,900	20,958

Net loss	$(21,343)	$(48,450)

The accompanying notes are an integral part of these condensed combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Condensed Combined Statements of Owner’s Equity (Deficit) (Unaudited)

For the nine Months Ended September 30, 2011

(in thousands)

Owner’s Equity
Balance at December 31, 2010	$(192,803)
Contributions	4,925
Net loss	(21,343)

Balance at September 30, 2011	$(209,221)

The accompanying notes are an integral part of these condensed combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Condensed Combined Statement of Cash Flows (Unaudited)

(in thousands)

	For the nine months ended September 30
	2011	2010
Cash flows from operating activities:
Net loss	$(21,343)	$(48,450)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	34,729	38,761
Interest capitalized to debt	—	11,631
Amortization of deferred loan issuance costs	1,818	528
Changes in assets and liabilities:
Hotel receivables	(1,495)	(2,038)
Deferred costs	54	(635)
Prepaid expenses and other assets	2,850	1,574
Accounts payable and accrued expenses	383	16,555
Liabilities subject to compromise	(16,043)	(6,186)

Net cash provided by operating activities	953	11,740

Cash flows from investing activities:
Improvements and additions to hotel properties	(38,596)	(5,038)
Changes in restricted cash	29,077	(30,793)

Net cash used in investing activities	(9,519)	(35,831)

Cash flows from financing activities:
Proceeds from debt issuance	6,680	49,204
Payments of debt	—	(18,219)
Payment on franchise conversion obligations	(1,312)	(1,195)
Capital contributions	4,925	15,073
Payment of deferred financing fees	—	(2,506)

Net cash provided by in financing activities	10,293	42,357

Net change in cash and cash equivalents	1,727	18,266
Cash and cash equivalents, beginning of period	9,007	5,171

Cash and cash equivalents, end of period	$10,734	$23,437

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,780	$41,595
Supplemental disclosure of non-cash information:
Accrued improvements and additions to hotel properties	$202	$189

During 2010, the company transferred the following:

a)	$11,475 from accounts payable and accrued expenses to liabilities subject to compromise.
b)	$1,165,592 of debt to liabilities subject to compromise.
c)	$12,152 of accrued interest to liabilities subject to compromise from accounts payable and accrued expenses.
d)	$5,553 of franchise conversion fee obligation to liabilities subject to compromise from accounts payable and accrued expenses.

The accompanying notes are an integral part of these condensed combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Notes to Condensed Combined Financial Statements (Unaudited)

1) General

The statements presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited balance sheet as of December 31, 2010, and the related statements of operations, changes in owner’s equity (deficit), and cash flows for the year ended December 31, 2010. The Innkeepers Portfolio is comprised of 34 Residence Inns by Marriott, eight Hampton Inns, five Hyatt Summerfield Suites, four Gatehouse Suites, four Stay Inns, three Courtyard by Marriott’s, one Sheraton, one Sheraton Four Points, one Towne Place Suites by Marriott, one Embassy Suites, one Westin and a boutique hotel in Boston. In the opinion of management, all adjustments that are deemed necessary have been made in order to fairly present the unaudited interim financial statements for the period and accounting policies have been consistently applied.

2) Investment in Hotel Properties, net

Investment in hotel properties, net consists of the following at September 30, 2011 and December 31, 2010 (in thousands):

	September 30, 2011	December 31, 2010
Land	$224,644	$224,640
Building and improvements	860,864	849,145
Furniture, fixtures, and equipment	73,766	60,027
Construction in progress	22,281	15,119

Subtotal	1,181,555	1,148,931
Less: accumulated depreciation	(193,825)	(166,816)

Investment in hotel properties, net	$987,730	$982,115

3) Liabilities Subject to Compromise

As a result of the bankruptcy reorganization plan there are certain liabilities that have been reclassed to Liabilities Subject to Compromise (“LSTC”) on the accompanying Condensed Combined Balance Sheets. The following presents the components of these liabilities at September 30, 2011 and December 31, 2010 (in thousands):

	September 30, 2011	December 31, 2010
Debt, net of deferred loan costs	$1,165,592	$1,165,592
Accrued interest	12,323	12,381
Real estate taxes payable	533	1,935
Accounts payable	8,656	9,322
Franchise conversion fee obligation	3,801	5,113
Adequate protection payments	(32,456)	(18,540)

Total	$1,158,449	$1,175,803

Accounts payable represents pre petition liabilities owed to general creditors. Adequate protection payments represent payments that have been advanced to the lenders as part of the bankruptcy proceedings.

4)	Interest Expense

The Company filed for bankruptcy on July 19, 2010. As a result of the bankruptcy reorganization there was no additional interest recognized on the debt related to the Innkeepers Portfolio after the bankruptcy filing date, except for interest expense related to loans provided to the Innkeepers Portfolio in connection with debtor in possession financing obtained during bankruptcy. The additional contractual interest for 2011 would have been $68,088.

INNKEEPERS PORTFOLIO

(Debtor-in-Possession)

Combined Financial Statements

For the Years Ended December 31, 2010, 2009 and 2008

Report of Independent Certified Public Accountants

To the Shareholders of Chatham Lodging Trust

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of owner’s equity (deficit) and of cash flows present fairly, in all material respects, the financial position of the Innkeepers Portfolio (Debtor in Possession) (the “ Company”) at December 31, 2010 and 2009 and the results of its operations and its cash flows for the years ended December 31, 2010, 2009 and, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

January 6, 2012

Innkeepers Portfolio

(Debtor in Possession)

Combined Balance Sheets

(in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Investment in hotel properties, net	$982,115	$1,224,202
Cash and cash equivalents	9,007	5,171
Restricted cash	43,547	20,075
Hotel receivable, (net of allowance for doubtful accounts of $308 and $260, respectively)	3,668	3,555
Deferred costs, net	10,032	12,598
Prepaid expenses and other assets	5,345	3,798

Total assets	$1,053,714	$1,269,399

LIABILITIES AND OWNER’S EQUITY
Debt	$49,234	$1,174,715
Accounts payable and accrued expenses	21,480	24,799
Franchise conversion fee obligations	—	6,749
Liabilities subject to compromise	1,175,803	—

Total liabilities	1,246,517	1,206,263

Owner’s equity (Deficit)
Owner’s equity (deficit)	(192,803)	63,136

Total owner’s equity (deficit)	(192,803)	63,136

Total liabilities and owner’s equity (deficit)	$1,053,714	$1,269,399

The accompanying notes are an integral part of these combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Combined Statements of Operations

(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Revenue:
Room	$233,498	$222,535	$263,067
Other	18,072	16,963	19,758

Total revenue	251,570	239,498	282,825

Expenses:
Hotel operating expenses:
Room	50,443	46,710	52,436
Other	100,317	96,098	105,678

Total hotel operating expenses	150,760	142,808	158,114
Depreciation and amortization	51,042	56,282	49,522
Property taxes and insurance	14,709	14,736	14,761
General and administative	6,451	8,203	9,981
Impairment charges	208,642	104,386	11,651

Total operating expenses	431,604	326,415	244,029

Operating income (loss)	(180,034)	(86,917)	38,796
Interest and other income	118	30	98
Interest expense, including amortization of deferred fees	(52,121)	(76,865)	(76,359)

Loss before reorganization expense	(232,037)	(163,752)	(37,465)
Reorganization expense	(32,118)	—	—

Net loss	$(264,155)	$(163,752)	$(37,465)

The accompanying notes are an integral part of these combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Combined Statements of Owner’s Equity (Deficit)

For the years ended December 31, 2010, 2009 and 2008

(in thousands)

Owner’s Equity
Balance at January 1, 2008	$242,221
Contributions	8,215
Net loss	(37,465)

Balance at December 31, 2008	$212,971
Contributions	13,917
Net loss	(163,752)

Balance at December 31, 2009	$63,136
Contributions	8,216
Net loss	(264,155)

Balance at December 31, 2010	$(192,803)

The accompanying notes are an integral part of these combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Combined Statements of Cash Flows

(in thousands)

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(264,155)	$(163,752)	$(37,465)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	51,042	56,282	49,522
Interest capitalized to debt	11,631	8,302	—
Amortization of deferred loan issuance costs	705	1,946	3,105
Impairment charges on investment in hotels	208,642	104,386	11,651
Changes in assets and liabilities:
Hotel receivables	(113)	(37)	527
Deferred costs	(301)	(389)	(17)
Prepaid expenses and other assets	(1,547)	(129)	(639)
Accounts payable and accrued expenses	18,933	(5,762)	(249)
Liabilities subject to compromise	(18,539)	—	—

Net cash provided by operating activities	6,298	847	26,435

Cash flows from investing activities:
Improvements and additions to hotel properties	(14,080)	284	(73,949)
Changes in restricted cash	(23,471)	(16,001)	51,187

Net cash used in investing activities	(37,551)	(15,717)	(22,762)

Cash flows from financing activities:
Proceeds from issuance of debt	49,234	—	—
Payments of debt	(18,219)	167	(10,382)
Payment of deferred financing fees	(2,506)	—	—
Payment on franchise conversion obligations	(1,636)	(1,492)	(1,358)
Capital contributions	8,216	13,917	8,215

Net cash provided (used) in financing activities	35,089	12,592	(3,525)

Net change in cash and cash equivalents	3,836	(2,278)	148
Cash and cash equivalents, beginning of period	5,171	7,449	7,301

Cash and cash equivalents, end of period	$9,007	$5,171	$7,449

Supplemental disclosure of cash flow information:
Cash paid for interest	$42,605	$74,205	$73,845
Supplemental disclosure of non-cash information:
Accrued improvements and additions to hotel properties	$1,386	$72	$2,171

During 2010, the company transferred the following:

a)	$11,257 from accounts payable and accrued expenses to liabilities subject to compromise.
b)	$1,165,592 of debt to liabilities subject to compromise.
c)	$12,381 of accrued interest to liabilities subject to compromise.
d)	$5,113 of franchise conversion fee obligation to liabilities subject to compromise.

The accompanying notes are an integral part of these combined financial statements.

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

1. Business and Basis of Presentation

These financial statements represent the 64 hotels (collectively, the “Innkeepers Portfolio” or the “Hotels”) that were sold to affiliates of Chatham Lodging Trust and affiliates of Cerberus Capital Management, L.P. (collectively, the “JV”) as part of the bankruptcy reorganization plan of affiliates of Innkeepers USA Trust (which we refer to herein as “Innkeepers” or the “Company”). The reorganization plan was approved on October 27, 2011. All of the hotels were acquired or developed by Innkeepers prior to January 1, 2008 and under Innkeepers’ control for all periods presented. Following the filing for bankruptcy, under Chapter 11 on July 19, 2010, Innkeepers became a “debtor in possession”. This term refers to a debtor that will retain ownership and control of its assets and continue to operate the business during the bankruptcy proceedings.

As of December 31, 2010, the Innkeepers Portfolio included 64 hotels with an aggregate of 8,329 rooms/suites (“the Hotels”). A series of indirect, wholly-owned taxable REIT subsidiaries (“the TRSs”) lease the hotels from Innkeepers USA Limited Partnership (the “Partnership”). Island Hospitality Management Inc. (the “IH Manager”) manages all of the hotels except for one. The hotels are comprised of 34 Residence Inns by Marriott, eight Hampton Inns, five Hyatt Summerfield Suites, four Gatehouse Suites, four Stay Inns, three Courtyard by Marriott’s, one Sheraton, one Sheraton Four Points, one Towne Place Suites by Marriott, one Embassy Suites, one Westin and a boutique hotel in Boston.

Innkeepers’ operates for federal income tax purposes as a real estate investment trust (“REIT”). Generally a REIT does not incur tax liabilities assuming it complies with certain provisions of the Internal Revenue Code, The Innkeepers Portfolio is leased to wholly owned TRSs of Innkeepers. The rent, which is eliminated in connection with the preparation of these combined financial statements, has the effect of offsetting the majority of any taxable income generated by the Hotels operating activities, or for certain hotels in certain periods, generating taxable losses.

Debt balances and related interest expense are allocated based on consideration of the Hotels as collateral for specific debt. The Hotels are expected to have a capital structure different than Innkeepers post acquisition; accordingly, interest expense and amortization of loan issuance costs is not necessarily indicative of the interest expense that the Hotels would have incurred as a separate, independent company.

2. Summary of Significant Accounting Policies

Basis of Presentation. The combined financial statements have been prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America. All inter-company accounts and transactions have been eliminated. These financial statements are being presented on a combined basis as the Innkeepers Portfolio and the TRSs are under common management and control.

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts and fair value of hotels that are held for sale or impaired.

Investment in hotel properties. Hotel properties are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (1 to 5 years for furniture and equipment and 20 to 40 years for buildings and improvements). In 2008, the Company applied a change in estimate in the useful lives of its Generation I Residence Inn buildings from 39 years to 20 years which is expected to have a material impact on depreciation expense in future periods. Costs directly related to the acquisition and development of hotels is capitalized. Property taxes and insurance, and interest incurred, are also capitalized during the development period. Maintenance and repairs are charged to operations as incurred.

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

The Company reviews its hotels for impairment on an annual basis or when events or changes in business circumstances indicate that the value of the assets on its books may be impaired. If circumstances support the possibility of impairment, the Company prepares an analysis of the fair value of the hotel properties by using the estimated cash flows excluding interest charges over the shorter of the estimated remaining holding periods or the useful life of the hotel.

To calculate the estimated cash flows, the Company uses a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets. Management uses considerable subjective and complex judgments in determining the assumptions used to estimate the fair value and undiscounted cash flows, and believes these are assumptions that would be consistent with the assumptions of market participants. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, average daily rates and capital requirements that could differ materially from actual results in future periods. In addition, changes in market conditions or other circumstances which affect the Company’s intent or ability to hold and use a hotel property may result in the recognition of an impairment loss and such loss could be material.

Cash and cash equivalents. All highly liquid cash investments with a maturity of three months or less when purchased are considered to be cash equivalents. Cash equivalents are placed with reputable institutions and the balances may at times exceed federally insured deposit levels; however, the Company has not experienced any losses in such accounts.

Restricted cash reserves. Restricted cash reserves include amounts required to be held in escrow by certain lenders for the payment of debt service, property taxes and insurance and additional capital expenditures.

Post petition accounting. The Company is required to separate liabilities incurred between pre petition and post petition bankruptcy filing for all periods subsequent to July 19, 2010. The pre petition liabilities are segregated on the balance sheet under the title “Liabilities Subject to Compromise”. These liabilities have the possibility of not being repaid at the full claim amount.

Accounts receivable. Accounts receivable consists of amounts owed by guests staying in the hotels at December 31, 2010 and 2009 and amounts due from business customers or groups. The allowance for doubtful accounts is maintained at a level believed to be adequate to absorb estimated losses. Evaluation of the adequacy of the allowance is primarily based on past loss experience, current economic conditions, and other relevant factors. The allowance for doubtful accounts is $308 and $260 at December 31, 2010 and 2009, respectively.

Prepaids. Prepaids consist primarily of prepaid insurance and are expensed over the term of the insurance contracts on a straight line basis.

Deferred and other. Deferred and other are recorded at cost and consist of the following at December 31, 2010 and 2009:

	2010	2009
Deferred loan costs	$2,506	$10,558
Franchise conversion costs with Marriott	10,651	10,651
Franchise fees	4,097	4,097
Other	1,082	406

	18,336	25,712
Accumulated amortization	(8,304)	(13,114)

	$10,032	$12,598

Deferred loan costs are amortized using the interest method over the original terms of the related indebtedness. The Pre-petition deferred loan costs at December 31, 2010 were reclassed from deferred loan costs to liabilities subject to compromise. The 2010 deferred loan costs represent the costs associated with the post petition debt. Franchise conversion costs are amortized over the life of the original management agreements that were terminated by the Innkeepers Portfolio in 2003 or 2004 and the deferred costs will reduce to zero in 2014. Franchise fees represent cash paid to apply for and obtain franchise licenses. Amortization of franchise fees is computed using the straight-line method over the life of the franchise agreements.

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

Under an agreement with Marriott, the Company is obligated to pay certain amounts to Marriott based upon the operating results of certain hotels through 2014. Amounts paid under this agreement are higher than amounts typically due under franchise agreements with Marriott. The Company pays a royalty fee of 6.5% of room revenue for approximately 4 more years and (2) $850,000 plus 50% of the aggregate available cash flow (as defined in the agreement with Marriott) in excess of a specified threshold each year until 2014. The franchise conversion costs with Marriott are amortized over the life of the remaining agreement with Marriott, which is approximately 4 years, using the straight-line method.

Revenue recognition. Hotel operating revenue is recognized as earned on an accrual basis consistent with the hotel operations. Other revenue is mainly comprised of revenue earned from our food and beverage departments at certain hotels with the remainder associated with guaranteed no-show, meeting rooms, parking, in-room entertainment, and laundry. Additionally, the Company collects sales, use, occupancy and similar taxes at our hotels which we present on a net basis (excluded from revenues) on the statement of operations.

Fair value of financial instruments. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. In determining the current market interest rate, the Company adds its estimate of a market spread to the quoted yields on federal government treasury securities with maturities similar to its debt. See Note 5 for a discussion of the fair value of the Company’s debt.

Reorganization Expense. Reorganization expenses are expenses directly attributed to our bankruptcy reorganization process.

Interest Expense. The Company filed for bankruptcy on July 19, 2010. As a result of the bankruptcy reorganization there was no additional interest recognized on the debt related to the 64 hotels after the bankruptcy filing date, except for interest expense related to loans provided to the Innkeepers Portfolio in connection with debtor in possession financing obtained during bankruptcy. The additional contractual interest for 2010 would have been $39,631.

3. Investment in Hotel Properties, net

Investment in hotel properties, net consists of the following at December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Land	$224,640	$224,640
Building and improvements	849,145	1,055,975
Furniture, fixtures, and equipment	60,027	63,204
Construction in progress	15,119	5,400

Subtotal	1,148,931	1,349,219
Less: accumulated depreciation	(166,816)	(125,017)

Investment in hotel properties, net	$982,115	$1,224,202

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

4. Impairment Charges

The Company’s evaluation of the properties for impairment in 2010, using the usual methods as described in Note 2, did not identify any impairments, however, in light of the pending sale and the shortened holding period there were several properties that had a carrying value in excess of fair value. The Company recognized impairment losses in 2009 and 2008 as a result of declining economic fundamentals and difficult conditions in the capital markets, including declining real estate values and a significant tightening in credit markets, as well as operating performance declines at certain properties. The following table presents the impairment charges recorded for the years ended December 31, 2010, 2009 and 2008 which represents the excess of the carrying value over the fair value:

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Boston Bulfinch	$—	$(10,774)	$—
Courtyard Atlantic City	—	(21,377)	—
Courtyard Fort Lauderdale	(10,809)	—	—
Courtyard Montvale	(2,487)	—	—
Embassy Suites Santa Clarita	(11,500)	—	—
Gatehouse Suites East Lancing	—	—	(1,879)
Gatehouse Suites Grand Rapids	—	—	(3,264)
Gatehouse Suites Indianapolis	(2,152)	—	—
Hampton Inn Germantown	(10,269)	—	—
Hampton Inn Islandia (Long Island)	(3,790)	—	—
Hampton Inn Lombard	—	(10,429)	—
Hampton Inn Naples	(4,597)	—	—
Hampton Inn Schaumburg	—	(9,990)	—
Hampton Inn Westchester	—	(7,413)	—
Hampton Inn Willow Grove	(9,989)	—	—
Hampton Inn Woburn	(1,224)	—	—
Residence Inn Addison	(2,254)	—	—
Residence Inn Altamonte Springs	(1,781)	(11,448)	—
Residence Inn Arlington	(6,627)	—	—
Residence Inn Atlanta Downtown	(1,046)	—	—
Residence Inn Bellevue (Seattle)	(3,345)	—	—
Residence Inn Cherry Hill	(5,345)	—	—
Residence Inn Denver South	(6,121)	—	—
Residence Inn Fremont	(1,307)	—	—
Residence Inn Lexington North	(3,358)	—	—
Residence Inn Louisville	(5,345)	—	—
Residence Inn Ontario	(14,314)	—	—
Residence Inn Peachtree Corners	(3,098)	—	—
Residence Inn Richmond	—	(8,206)	—
Residence Inn Rosemont	(7,892)	—	—
Residence Inn Saddle River	(6,328)	—	—
Residence Inn Scarborough	(453)	—	—
Residence Inn Shelton	(3,397)	—	—
Residence Inn Silicon Valley I	(7,434)	—	—
Residence Inn Silicon Valley II	(5,239)	—	—
Residence Inn Troy Central	—	(6,789)	—
Residence Inn Troy SE	—	(5,597)	—
Residence Inn Tukwila (Seattle)	(4,798)	—	—
Residence Inn Vestal	(2,890)	—	—
Residence Inn Windsor	—	(6,345)	—
Sheraton Four Points Ft. Walton Beach	(9,927)	—	—
Sheraton Rockville	(8,389)	—	—
Stay Inn Albany Latham	—	—	(6,508)
Stay Inn Fort Wayne	(995)	—	—
Summerfield Suites Addison	—	(6,018)	—
Summerfield Suites El Segundo	(1,915)	—	—
Summerfield Suites Irving	(3,505)	—	—
Summerfield Suites Mount Laurel	(7,037)	—	—
Towneplace Suites Horsham	(1,254)	—	—
Westin Morristown	(26,431)	—	—

	$(208,642)	$(104,386)	$(11,651)

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

5. Debt

Debt is comprised of the following at December 31, 2010 and 2009:

Pre Petition Debt

	Interest Rate	Interest Rate	Monthly Payment				Collateralized by Hotels		Principal Balance
	2010	2009	Amount	Beginning		Maturity	# of Hotels	12/31/10 Carrying Value	2010 (4)	2009
Lehman 19 Hotel Mortgage Loan
Floating rate loan	2.28	3.47	(1)	(1)		07/2010	(5)	(5)	210,311	228,530
Fixed rate loan	5.00	3.47	(2)	(2)		07/2010	(5)	(5)	132,414	120,783

							19	226,199	342,725	349,313

Lehman 45 Hotel Mortgage Loan
Fixed rate mortgage loan	6.71	6.71	5,333	08/2012	(3)	06/2017	45	755,916	825,402	825,402

							64	$982,115	$1,168,127	$1,174,715

Post Petition Debt	Interest Rate	Interest Rate	Monthly Payment				Collateralized by Hotels		Principal Balance
	2010	2009	Amount	Beginning		Maturity	# of Hotels	12/31/10 Carrying Value	2010	2009
Variable rate debt
Five Mile Capital II Pooling International LLC	7.00	—	293	09/2010	(3)	09/2011	45	$982,115	$49,234	$—

(1)	Interest only is due monthly. The interest rate is based on one month LIBOR plus 2.05%. Payments were suspended when the company filed for bankruptcy.
(2)	Interest only payments are due monthly. Under the initial loan agreement, the interest rate was based on one month LIBOR plus 2.05%. As a result of an amendment in July 2009, the interest rate increased to a fixed rate equal to 20%, of which 5% is cash pay and the remaining 15% portion that is not paid in cash accrues as additional unpaid debt. Payments were suspended when the company filed for bankruptcy.
(3)	Interest only is due monthly until the principal becomes due on the maturity date as indicated. Payments were suspended when the company filed for bankruptcy.
(4)	Debt balance in 2010 comprised of pre petition debt reclassed to liabilities subject to compromise. See Note 6.
(5)	Note that the 19 hotels act as collateral for both the floating rate and fixed rate loan under the Lehman 19 Hotel Mortgage Loan.

Future scheduled principal payments for the Company’s debt at December 31, 2010 are as follows:

Year	Amount
2011	$391,959
2012	3,151
2013	8,293
2014	8,876
2015	9,499
Thereafter	795,583

$1,217,361

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

For purposes of disclosure, the Company presents the estimated fair value of its debt. At December 31, 2010, the estimated fair value of the pre petition fixed and floating rate debt was approximately $972 million. The fair value of the debt was determined based on the amounts ultimately paid off or assumed in connection with the bankruptcy reorganization. At December 31, 2010, the estimated fair value of the post petition debt was estimated to approximate the carrying value given the recent origination of the post-petition debt and discussions with existing lenders regarding pricing to obtain similar borrowings. Considerable judgment is required in interpreting market data to develop the estimates of fair value and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a market exchange.

6. Liabilities Subject to Compromise

As a result of the bankruptcy reorganization in 2010, there are certain liabilities that have been reclassed to Liabilities Subject to Compromise on the accompanying Combined Balance Sheets. The following is a detailed list of these liabilities at December 31, 2010:

Debt, net of deferred loan costs	$1,165,592
Accrued interest	12,381
Real estate taxes payable	1,935
Accounts payable	9,322
Franchise conversion fee obligation	5,113
Adequate protection payments	(18,540)

Total	$1,175,803

Accounts payable represents pre petition liabilities to general creditors. Adequate protection payments represents payments that have been advanced to the lenders as part of the bankruptcy proceedings.

7. General and Administrative Allocation

Innkeepers USA Trust records all overhead, including corporate employee compensation at the corporate level. General and administrative expense on the accompanying combined Statement of Operations reflects a pro-rata share of the Innkeepers USA Trust corporate overhead that has been allocated to the Innkeepers Portfolio. A pro-rata allocation percentage of 95% was applied to calculate the amount of allocable general and administrative expenses.

8. Commitments and Contingencies

The hotels are directly responsible under the franchise agreements. The Company has guaranteed the TRSs obligations under their hotel franchise agreements with Marriott, Hilton, Hyatt and Starwood, and the Company’s subsidiaries that own hotels subject to franchise agreements have effectively guaranteed those franchise agreements.

The Company is obligated under its franchise agreements to complete certain Product Improvement Plans (“PIPs”). The Company estimates the remaining capital expenditures related to these PIPs will be approximately $50,000 at December 31, 2010. The Company estimates all improvements required under the PIPs to be completed in 2011. The Company may default under its franchise agreements if it fails to complete the PIPs in accordance with the timelines required by the franchisors. If defaults remain uncured, the Company could lose significant revenue if the hotels had to operate without a franchise license from Marriott, Hilton, Starwood or Hyatt.

The hotels are currently managed by Island Hospitality Management. The management agreements expired on April 30, 2011 and will extend for successive 30 day periods unless either party provides a 30 day written notice to terminate. Management fees were 2% of gross revenue until October 31, 2010 and could be increased to 2.5% of gross revenue. If certain financial thresholds are met or exceeded, an incentive management fee equal to 30% of the hotels net operating income is also due subject to a maximum incentive fee equal to 1% of gross revenue.

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

The Company has ground leases on land underlying part or all of two of its hotel properties. The Company has a fifty-year term ground leases expiring in August 2034 (Courtyard by Marriott Ft. Lauderdale, FL) and a 98-year term ground lease expiring October 2084 (Hampton Inn Woburn, MA). Minimum annual rent payable under these leases is approximately $218 in the aggregate, subject to increase based on increases in the consumer price index.

The Company is not presently a defendant to any other material litigation, nor, to its knowledge, is any material litigation threatened against the Company or its properties, other than routine litigation arising in the ordinary course of business and which is expected to pose no material financial risk to the Company and/or is expected to be covered by insurance policies.

9. Fair Value Measurements

The Company adopted the applicable accounting guidance for fair value measurements. This guidance clarifies the definition of fair value, describes the method used to appropriately measure fair value in accordance with generally accepted accounting principles and expands fair value disclosure requirements. This statement applies whenever other accounting pronouncements require or permit fair value measurements.

The fair value hierarchy established under this guidance prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant.

Innkeepers Portfolio

(Debtor in Possession)

Notes to Combined Financial Statements

(in thousands, except share data)

The following table shows the Innkeepers Portfolio impaired assets and liabilities carried at fair value on a non-recurring basis:

	Fair Value Measurements as of December 31, 2010
	Balance at December 31, 2010	Level 1	Level 2	Level 3
Assets:
Properties carried at fair value	$621,069	$—	$—	$621,069

	Fair Value Measurements as of December 31, 2009
	Balance at December 31, 2009	Level 1	Level 2	Level 3
Assets:
Properties carried at fair value	$63,172	$—	$—	$63,172

9. Shared Services

Innkeepers entered into a shared services agreement with the IH Manager pertaining to certain (i) shared services, (ii) shared facilities and (iii) the engagement of certain of each of the Innkeepers or IH Manager’s employees. Costs incurred under the shared services agreement are based on each specific underlying shared service. The shared services agreement may be terminated by either party upon giving thirty (30) days notice. These costs are included in general and administrative expenses on the Combined Statement of Operations through the allocation of such expenses from Innkeepers to the Innkeepers Portfolio.

10. Liquidity and Capital Resources

The Company is obligated under its franchise agreements to maintain a minimum condition level of its hotels. In order to maintain certain condition levels, the Company must renovate its hotels to meet existing franchisor standards or implement franchisor required standards such as flat panel televisions. The timing of the renovations is agreed-upon between the Company and the franchisor and the franchisor will typically mandate a date upon which required standards are due. The Company is currently in negotiations with certain of its franchisors to extend the due dates upon which certain renovations are due. Although the Company is required to fund into restricted cash accounts 4%-5% of gross revenues for future improvements at hotels under certain mortgage loans, this money may not be sufficient to complete the renovations and there may be insufficient capital to fund any shortfall. The Company may default under its franchise agreements if it fails to complete the renovations in accordance with the timelines required by the franchisors. If defaults remain uncured, the Company could lose significant revenue if hotels had to operate without a franchise license from Marriott, Hilton, Hyatt or Starwood.

11. Subsequent Events

On October 27, 2011, the sale of the Innkeepers Portfolio was completed for $1.02 billion plus customary pro-rated amounts and closing costs. At closing the purchaser assumed approximately $675 million of mortgage debt on 45 of the hotels with a weighted average interest rate of 6.71 percent and with maturity dates in 2017. The other 19 hotels are unencumbered. The 64 hotels were purchased by a joint venture between Cerberus Capital Management, L.P. and Chatham Lodging Trust. In addition, as part of the closing, approximately $55 million in cash was set aside for the joint venture for, among other purposes, the funding of FF&E, renovations, PIP and working capital reserves (see Note 10).

The Company has evaluated subsequent events from the balance sheet date through January 6, 2012, the date the financial statements were available to be issued, and concluded there were no other events or transactions during this period that required recognition or disclosure in its financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

OF CHATHAM LODGING TRUST

Chatham Lodging Trust (“Chatham”) was formed as a Maryland real estate investment trust (“REIT”) on October 26, 2009. Chatham completed its initial public offering (“IPO”) and concurrent private placement of common shares of beneficial interest on April 21, 2010. Chatham raised approximately $158.7 million, net of underwriting discounts and commissions and other offering costs. On February 8, 2011, Chatham completed a second public offering of common shares, raising approximately $69.4 million, net of underwriting discounts and commissions and other offering costs.

On April 23, 2010, Chatham acquired six Homewood Suites by Hilton® hotels (the “Initial Hotels”) for an aggregate purchase price of $73.5 million, plus customary pro-rated amounts and closing costs from wholly owned subsidiaries of RLJ Development, LLC (“RLJ”). The Initial Hotels which contain an aggregate of 813 rooms are as follows:

•	Homewood Suites by Hilton® Boston — Billerica/Bedford/Burlington; Billerica, Mass.; 147 rooms.

•	Homewood Suites by Hilton® Hartford — Farmington; Farmington, Conn.; 121 rooms.

•	Homewood Suites by Hilton® Minneapolis — Mall of America; Bloomington, Minn.; 144 rooms.

•	Homewood Suites by Hilton® Dallas — Market Center; Dallas, Texas; 137 rooms.

•	Homewood Suites by Hilton® Orlando — Maitland; Maitland, Fla.; 143 rooms.

•	Homewood Suites by Hilton® Nashville — Brentwood; Brentwood, Tenn.; 121 rooms.

On July 2, 2010, Chatham acquired the 120-room Hampton Inn & Suites® Houston-Medical Center in Houston, Texas for a cash purchase price of $16.2 million, plus customary pro-rated amounts and closing costs, from Moody National 1715 OST Houston S, LLC and Moody National 1715 OST Houston MT, LLC.

On August 3, 2010, Chatham acquired the 124-room Residence Inn by Marriott® Holtsville in Holtsville, New York for a cash purchase price of $21.3 million, plus customary pro-rated amounts and closing costs, from Holtsville Hotel Group, LLC.

On August 24, 2010, Chatham acquired the 105-room Courtyard by Marriott® Altoona in Altoona, Pennsylvania for a cash purchase price of $11.0 million, plus customary pro-rated amounts and closing costs, from Moody National CY Altoona PA, LLC and the 86-room SpringHill Suites by Marriott® Washington in Washington, Pennsylvania for a cash purchase price of $11.7 million, plus customary pro-rated amounts and closing costs, from Moody National SHS Washington PA, LLC. On September 23, 2010, Chatham acquired the 133-room Residence Inn by Marriott® White Plains in White Plains, New York for a cash purchase price of $20.9 million, plus customary pro-rated amounts and closing costs, from Moody National White Plains S, LLC and Moody National White Plains MT, LLC. The acquisitions of the Altoona, Washington and White Plains Hotels are hereafter referred to as the “Moody Acquisition”.

On October 5, 2010, Chatham acquired the 124-room Residence Inn by Marriott® New Rochelle in New Rochelle, New York for a cash purchase price of $20.7 million, plus customary pro-rated amounts and closing costs, from New Roc Hotels, LLC.

On November 3, 2010, Chatham acquired the 145-room Homewood Suites by Hilton® in Carlsbad, California for a cash purchase price of $32.0 million, plus customary pro-rated amounts and closing costs, from Royal Hospitality Washington, LLC and Lee Estates, LLC.

On July 14, 2011, Chatham acquired five hotels for an aggregate purchase price of $195.0 million, plus customary pro-rated amounts and closing costs from affiliates of Innkeepers USA Trust (the “5 Sisters”) Chatham funded the 5 Sisters with available cash, restricted cash, the assumption of debt and borrowings under Chatham’s secured revolving credit facility. The 5 Sisters are as follows:

•	Residence Inn by Marriott® Anaheim –Garden Grove, CA.; 200 rooms.

•	Homewood Suites by Hilton® San Antonio Riverwalk – San Antonio, TX.; 146 rooms.

•	Residence Inn by Marriott® Tysons Corner – Vienna, VA.; 121 rooms.

•	Doubletree Guest Suites by Hilton® Washington DC – Washington, DC; 105 rooms.

•	Residence Inn by Marriott® San Diego Mission Valley – San Diego, CA.; 192 rooms.

On October 27, 2011, a joint venture between Chatham and affiliates of Cerberus Capital Management, L.P. acquired 64 hotels for $1.02 billion, including the assumption of $675 million of mortgage debt on 45 of the 64 hotels (the “JV”). Chatham acquired a 10.3% interest the JV for $37.0 million. Chatham funded the investment through borrowings on the Company’s secured revolving credit facility. The Company plans to account for this investment under the equity method.

The unaudited pro forma financial information is not necessarily indicative of what Chatham’s results of operations or financial condition would have been assuming such transactions had been completed at the beginning of the periods presented, nor is it indicative of Chatham’s results of operations or financial condition for future periods. In management’s opinion, all material adjustments necessary to reflect the effects of the significant acquisitions described above have been made. In addition, the unaudited pro forma financial information is based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial information, which we believe are reasonable under the circumstances. The unaudited pro forma financial information and accompanying notes should be read in conjunction with the historical financial statements and notes thereto of Chatham in Chatham’s 2010 Form 10-K and the Quarterly Reports on Form 10-Q for the nine months ended September 30, 2011.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(In thousands, except share data)

	Chatham Lodging Trust (1)	INK Acquisition (2)	Pro Forma Adjustments (3)	Pro Forma Chatham Lodging Trust
Assets:
Investment in hotel properties, net	$402,631	$—	$—	$402,631
Cash and cash equivalents	8,150	—	(2,744)	5,406
Restricted cash	7,841	—	—	7,841
Investment in unconsolidated entity	—	37,000	—	37,000
Hotel receivables (net of allowance for doubtful accounts of approximately $15)	2,144	—	—	2,144
Deferred costs, net	6,844	—	—	6,844
Prepaid expenses and other assets	2,152	(401)	—	1,751

Total assets	$429,762	$36,599	$(2,744)	$463,617

Liabilities and Equity:
Debt	$192,946	$36,599	$—	$229,545
Accounts payable and accrued expenses	8,893	—	—	8,893
Distributions payable	2,464	—	—	2,464

Total liabilities	204,303	36,599	—	240,902

Commitments and contingencies

Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at December 31, 2010	—	—	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 13,820,854 and 9,208,750 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	137	—	—	137
Additional paid-in capital	239,051	—	—	239,051
Retained earnings (deficit)	(14,606)	—	(2,744)	(17,350)

Total shareholders’ equity	224,582	—	(2,744)	221,838

Noncontrolling Interests:
Noncontrolling interest in Operating Partnership	877	—	—	877

Total equity	225,459	—	(2,744)	222,715

Total liabilities and equity	$429,762	$36,599	$(2,744)	$463,617

See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

The accompanying Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2011 is based on the unaudited historical consolidated balance sheet of Chatham as of September 30, 2011, adjusted to reflect the 10.3% interest in JV.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes the following occurred on September 30, 2011:

• Completion of the 10.3% interest in the JV; and

• Payment of costs and expenses of approximately $2,744 after September 30, 2011 related to the investment in the JV.

Notes and Management Assumptions:

1) Represents Chatham’s unaudited historical consolidated balance sheet as of September 30, 2011. Included in retained earnings (deficit) at September 30, 2011 are expenses of $1.5 million related to the investment in the JV that was expensed prior to September 30, 2011.

2) The following adjustment records the 10.3% investment in the JV which was funded through borrowings under the Company’s secured revolving credit facility.

3) Represents the costs incurred by Chatham after September 30, 2011 to complete the purchase of the Innkeepers Portfolio:

Accounting fees related to audit and review	225
Legal fees	2,515
Other	4

$2,744

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30 , 2011

(In thousands, except share and per share data)

	Chatham					Pro Forma
	Lodging			Pro Forma		Chatham
	Trust (1)	5 Sisters (2)	INK Acquisition (3)	Adjustments		Lodging Trust
Revenue:
Hotel operating:
Room	$49,288	$16,880	$—	$—		$66,168
Other	1,679	1,329	—	—		3,008

Total revenue	50,967	18,209	—	—		69,176

Expenses:
Operating expenses:
Room	10,865	3,848	—	—		14,713
Other	18,215	6,839	—	91	(4)	25,145

Total hotel operating expense	29,080	10,687	—	91		39,858
Depreciation and amortization	8,647	3,683	—	(857	)(5&6)	11,473
Property taxes and insurance	3,723	1,402	—	—		5,125
General and administrative	4,280	—	—	—		4,280
Hotel property acquisition costs	3,587	—	—	(3,416	)(7)	171

Total operating expenses	49,317	15,772	—	(4,182)		60,907
Operating income (loss)	1,650	2,437	—	4,182		8,269
Interest and other income	18	—	—	—		18
Interest expense, including amortization of deferred fees	(4,503)	(4,524)	—	(1,811	)(8)	(10,838)
Equity in earnings of investment of joint venture	—	—	647	—		647

Income (loss) from continuing operations before income tax expense	(2,835)	(2,087)	647	2,371		(1,904)
Income tax expense	(75)	—	—	(155	)(9)	(230)

Income (loss) from continuing operations	$(2,910)	$(2,087)	$647	$2,216		$(2,134)

Earnings per share data:
Basic and diluted—continuing operations	(0.22)					$(0.15)

Basic and diluted—weighted average shares	13,115,439			(10)		13,820,854

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF

OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands, except share data)

1)	Represents the unaudited historical results of operations of Chatham for the nine months ended September 30, 2011.
2)	Represents the combined unaudited historical results of operations of the 5 Sisters from January 1, 2011 to the acquisition date of July 14, 2011.
3)	Reflects Chatham’s 10.3% interest in the JV’s net income for the nine months ended September 30, 2011, as adjusted to determine the JV’s pro forma net income based on its new capitalization. Adjustments were made to reduce depreciation and amortization by $17,224, increase interest expense by $30,933 to reflect the new acquired loan amount of $675 with an average interest rate of 6.71%, remove reorganization expense of $42,900 and an increase to income tax expense by $1,562.
4)	Reflects the adjustment to base management fees for contractual differences on the 5 Sisters of $91. The previous management agreement required a 2% base management fee through October 31, 2010 which could be increased to 2.5%, but was not increased. The new base management fee is 2.5% of gross revenues.
5)	Reflects the adjustment to amortization of franchise fees of ($279) based on the franchise application fees paid of $389 and the remaining terms of the new franchise applications, which are 10 years from the closing of the purchase of the Doubletree Suites Washington DC hotel, 15 years from the closing of the Homewood Suites San Antonio Hotel and 20 years from the closing of the Residence Inn San Diego, Residence Inn Tyson’s Corner and Residence Inn Anaheim hotels.
6)	Reflects net decrease to depreciation expense based on Chatham’s cost basis in the 5 Sisters and their accounting policy for depreciation of ($578). Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements.
7)	Reflects the adjustment for one-time hotel acquisition costs related to the 5 Sisters and the JV which are not recurring and thus excluded from the pro forma results of operations.
8)	Reflects the increase to interest expense and loan amortization costs associated with assumption of the existing loans upon the purchase of the 5 Sisters and the additional borrowings on the secured credit facility of ($1,811). Chatham assumed five loans for $134,160 after it repaid $25,000 of the loans outstanding. The loans mature in October 2016 and bear an average interest rate of 6.0%. The loan origination costs are approximately 1% of the loan value. Chatham has borrowings on the Line of Credit of $65 million. The loan matures in October 2013 and bears interest at a rate of 4.5%.
9)	Reflects the adjustment to recognize income tax expense at an effective rate of 40% on the taxable income of Chatham’s TRS for the 5 Sisters of $155.
10)	Reflects number of common shares issued and outstanding as if Chatham’s secondary offering on February 8, 2011 had occurred on January 1, 2011.

CHATHAM LODGING TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands, except share and per share data)

	Chatham Lodging Trust (1)	2010 Material Acquisitions (2)	5 Sisters (3)	INK Acquisition (4)	Pro Forma Adjustments		Pro Forma Chatham Lodging Trust
Revenue:
Hotel operating:
Room	$24,743	$23,294	$31,533	$—	$—		$79,570
Other operating	727	809	2,016	—	—		3,552

Total revenue	25,470	24,103	33,549	—	—		83,122

Expenses:
Operating expenses:
Room	5,989	5,030	6,108	—	—		17,127
Other operating	9,036	9,984	11,533	—	(11	)(5)	30,542

Total hotel operating expense	15,025	15,014	17,641	—	(11)		47,669
							—
Depreciation and amortization	2,564	2,444	5,941	—	805	(6&7)	11,754
Property taxes and insurance	1,606	1,954	2,694	—	—		6,254
General and administrative	3,547	77	—	—	676	(8)	4,300
Hotel property acquisition costs	3,189	—	—	—	(3,189	)(9)	—
Impairment costs	—	—	3,348	—	—		3,348

Total operating expenses	25,931	19,489	29,624	—	(1,719)		73,325
Operating income (loss)	(461)	4,614	3,925	—	1,719		9,797
Gain on insurance proceeds	—	149	—	—	(149	)(10)	—
Interest and other income	193	—	—	—	—		193
Interest expense, including amortization of deferred fees	(932)	(4,140)	(10,749)	—	2,768	(11)	(13,053)
Equity in loss of investment in joint venture	—	—	—	(20,763)	—		(20,763)

Income (loss) from continuing operations before income tax expense	(1,200)	623	(6,824)	(20,763)	4,338		(23,826)
Income tax expense	(17)	—	—	—	(300	)(12)	(317)

Income (loss) from continuing operations	$(1,217)	$623	$(6,824)	$(20,763)	$4,038		$(24,143)

Earnings per share data:
Basic and diluted—continuing operations	$(0.20)						$(1.75)

Basic and diluted—weighted average shares	6,377,333					(13)	13,820,854

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF

OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(in thousands, except share data)

1)	Represents Chatham’s historical operating expense for the period from April 21, 2010 to December 31, 2010. There were no results of operations for Chatham for the period from January 1, 2010 to the closing of the IPO on April 21, 2010.
2)	Represents the combined unaudited historical results of operations of the Initial Hotels from January 1, 2010 to the acquisition date of April 23, 2010, the Houston Hotel from January 1, 2010 to the acquisition date of July 2, 2010, the Holtsville Hotel January 1, 2010 to the acquisition date of August 3, 2010, the Moody Acquisition from January 1, 2010 to the acquisition date of August 24, 2010 for the Altoona and Washington Hotels and September 23, 2010 for the White Plains Hotel and the New Rochelle Hotel from January 1, 2010 to the acquisition date of October 3, 2010.
3)	Represents the combined audited results of operations of the 5 Sisters for the year ended December 31, 2010.
4)	Reflects Chatham’s 10.3% interest in the JV’s net income for the nine months ended September 30, 2011, as adjusted to determine the JV’s pro forma net income based on its new capitalization. Adjustments were made to reduce depreciation and amortization by $26,352, remove reorganization expense of $32,118, reduce interest expense by $5,755 to reflect the new acquired loan amount of $675 with an average interest rate of 6.71% and an increase to income tax expense by $2,016.
5)	Reflects the adjustment to management fees for contractual differences on the Houston, Altoona, Washington, White Plains and 5 Sister Hotels of ($11). The previous management company was paid a 4% management fee at the Houston Hotel and there was an additional asset management fee payment of 1%. The new management contract reflects a 3% management fee for the Houston Hotel. The Altoona, Washington and White Plains Hotels had and asset management fee of .5%, 1% and 2%, respectively that will not be paid going forward. Also reflects the adjustment for the contractual difference in the cost of accounting fees. The 5 Sisters previously required a base management fee of 2%. The new management contract reflects a 2.5% management fee.

	Description	New Fees	Old Fees	Adjustment
Houston Hotel	Management fee	59	99	(40)
Moody Acqusition	Accounting Fee	6	32	(26)
Moody Acqusition	Asset management fee	—	113	(113)
5 Sisters	Management fee	839	671	168

		904	915	(11)

6)	Reflects the adjustment to amortization of franchise fees of $44 based on the franchise application fees paid of $1,138 and the remaining terms of the new franchise applications, which are 15 years from the closing of the purchase of the Initial Hotels, Holtsville Hotel and 1 of the 5 Sisters, 10 years from the closing of the Houston Hotel and 1 of the 5 Sisters and 20 years from the closing of the Moody Acquisition Hotels, New Rochelle Hotel and 3 of the 5 Sisters
7)	Reflects net increase to depreciation expense based on Chatham’s cost basis in the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels and their accounting policy for depreciation and a net decrease to depreciation expense for the 5 Sisters of $761. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 5 years for furniture and equipment, 15 years for land improvements and 40 years for buildings and improvements.

8)	Chatham was formed on October 26, 2009 and completed its IPO on April 21, 2010 and thus there was no corresponding corporate general and administrative expense until April 21, 2010. Reflects the adjustment to include corporate general and administrative expenses for the period from January 1, 2010 to April 20, 2010, including:
a.	Salaries and benefits of $337, of which $298 is to be paid to Chatham’s executive officers, who are currently Jeffrey H. Fisher, the Chairman, President and Chief Executive Officer, Peter Willis, Executive Vice President and Chief Investment Officer, Dennis Craven, Executive Vice President and Chief Financial Officer.
b.	Amortization of restricted shares of $67 to Messrs. Fisher, Willis and Craven based on a three-year vesting period. The aggregate estimated value of the restricted share awards are $295 to Mr. Fisher, $197 to Mr. Willis and $176 to Mr. Craven.
c.	Amortization of LTIP unit awards of $236 to Messrs. Fisher, Willis and Craven based on a five-year vesting period. The aggregate undiscounted estimated value of the LTIP unit awards are $3,979 for Mr. Fisher, $652 for Mr. Willis and $525 for Mr. Craven. After applying the share-based payment accounting guidance, the estimated discounted values of the LTIP awards are $3,020 for Mr. Fisher, $495 for Mr. Willis and $398 for Mr. Craven. The discounted value is used for the purposes of determining the amortization.
d.	Cash compensation of $100 and restricted share compensation of $170 to the Trustees.
e.	Directors and officers insurance of $86.
f.	General office expenses including rent of $25.
g.	Adjustment to remove insurance claim costs associated with the Maitland hotel of $25.
h.	Adjustment to remove severance costs associated with the departure of the former CFO of $320.
9)	Reflects the adjustment for hotel acquisition costs related to acquisitions presented and thus excluded from the pro forma results of operations.
10)	Reflects the adjustment for gain on an insurance claim at the White Plains Hotel.
11)	Reflects the net decrease to interest expense, including amortization of deferred fees of $2,768. $4,309 represents the adjustment to interest expense and ($1,541) represents additional expense related to the amortization of loan costs for the assumed loans at Altoona, Washington and the 5 Sisters along with the loan costs associated with Chatham’s secured line of credit. The interest expense adjustment is associated with defeasing the existing loans upon the purchase of the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels except for loans on the Altoona and Washington hotels, two of the three hotels comprising the Moody Acquisition Hotels and the assumption of the loans for the 5 Sisters, which were assumed by Chatham. Except for the seven assumed loans, RLJ, Moody, the Holtsville Group, Moody Acquisition and New Rochelle Hotel, are required under the terms of the purchase and sale agreements to cause the defeasance of the loans to occur on or before the closing of the purchase of the hotels. Except for the seven assumed loans, the purchase price for the Initial, Houston, Holtsville, Moody Acquisition and New Rochelle Hotels was fully funded from equity proceeds of the IPO. Chatham assumed the $6,979 loan on the Altoona hotel. The loan matures on April 1, 2016 and bears interest at a rate of 5.96%. Chatham also assumed the $5,455 loan on the Washington hotel. The loan matures on April 1, 2015 and bears interest at a rate of 5.84%. Chatham assumed five loans for $134,160 for the 5 Sisters after it repaid $25,000 of the loans outstanding. The loans mature in October 2016 and carry an average interest rate of approximately 6.0%. Chatham has borrowings on the Line of Credit of $65 million. The loan matures in October 2013 and bears interest at a rate of 4.5%.
12)	Reflects the adjustment to recognize income tax expense at an effective rate of 40% on the taxable income of Chatham’s TRS.
13)	Reflects number of common shares issued and outstanding as if Chatham’s IPO, private placements and secondary offering transactions had occurred on January 1, 2010.